EXHIBIT 99.1

FortuNet Announces Correction of Record and Payment Date for Special Cash Dividend

LAS VEGAS, April 19, 2009 (GLOBE NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) announced on April 17, 2009 the details of a Special Cash Dividend (the "Special Dividend") of $2.50 per share. The record and payment date for the Special Dividend was inadvertently stated as Friday, April 17 and Monday, April 27, 2009, respectively. The correct and actual record date for the Special Dividend is Friday April 24, 2009 and the payment date will be on Monday, May 4, 2009.

CONTACT:  FortuNet, Inc.
          Investor Contact
          Jack Coronel
          (702) 796-9090
          jack@fortunet.com